EXHIBIT 99.1

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Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

Brady Corporation Reports Fiscal 2020 First Quarter Results and Increases its Fiscal 2020 EPS Guidance

•	Income before income taxes increased 4.2 percent to $41.6 million in the first quarter of fiscal 2020 compared to $39.9 million in the same quarter of the prior year.

•
Diluted EPS increased 20.7 percent to $0.70 in the first quarter of fiscal 2020 compared to $0.58 in the same quarter of the prior year. Diluted EPS in the first quarter of fiscal 2020 was impacted by a reduced income tax rate of 9.8 percent primarily due to a favorable tax audit settlement and tax benefits from equity-based compensation.

•	Sales for the quarter decreased 2.1 percent. Organic sales decreased 0.4 percent and the impact of foreign currency translation decreased sales by 1.7 percent.

•	Diluted EPS guidance for the full year ending July 31, 2020 was increased to a range of $2.50 to $2.60 from the previous range of $2.45 to $2.55.

MILWAUKEE (November 21, 2019)--Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for its fiscal 2020 first quarter ended October 31, 2019.

Quarter Ended October 31, 2019 Financial Results:
Income before income taxes increased 4.2 percent to $41.6 million for the quarter ended October 31, 2019, compared to $39.9 million in the same quarter last year.
Net income for the quarter ended October 31, 2019 increased 22.4 percent to $37.5 million compared to $30.6 million in the same quarter last year. Earnings per diluted Class A Nonvoting Common Share were $0.70 for the first quarter of fiscal 2020, compared to $0.58 in the same quarter last year. Net income and earnings per diluted Class A Nonvoting Common Share were impacted by a reduced income tax rate of 9.8 percent primarily due to a favorable tax audit settlement and tax benefits from equity-based compensation.
Sales for the quarter ended October 31, 2019 decreased 2.1 percent, which consisted of an organic sales decline of 0.4 percent and a decrease of 1.7 percent from foreign currency translation. Sales for the quarter ended October 31, 2019 were $286.9 million compared to $293.2 million in the same quarter last year. By segment, sales decreased 1.4 percent in Identification Solutions and decreased 4.2 percent in Workplace Safety, which consisted of organic sales declines of 0.2 percent in Identification Solutions and 0.8 percent in Workplace Safety.

Commentary:
“This quarter marks our 17th consecutive quarter of year-on-year pre-tax earnings growth. Our investment in innovative new products to provide increased value to our customers while executing efficiencies throughout our manufacturing facilities and SG&A structure continue to drive our improved financial results,” said Brady’s President and Chief Executive Officer, J. Michael Nauman. “We see signs of a weakening industrial economic environment, which makes our commitment to the execution of sustainable efficiency gains throughout our businesses essential this fiscal year. Our priorities for fiscal 2020 are consistent with what has allowed us to deliver improved financial results the last four years, which we believe position us well for strong revenue and earnings growth as our end markets recover from the recent macro-economic weakness.”
“Cash provided by operating activities was $38.8 million this quarter and we finished in a net cash position of nearly $245 million at October 31, 2019, an increase of $107 million since October 31, 2018. Our balance sheet continues to provide significant flexibility for future investment and to return funds to our shareholders, which puts Brady in a strong financial position,” said Brady’s Chief Financial Officer, Aaron Pearce.

Fiscal 2020 Guidance:
The Company is increasing its full year fiscal 2020 earnings per diluted Class A Nonvoting Common Share guidance from its previous range of $2.45 to $2.55 to a range of $2.50 to $2.60 due to a reduction in its income tax rate. Included in this guidance is organic sales growth of approximately 1.5 to 2.5 percent, a full-year income tax rate of approximately 20 percent, and depreciation and amortization of approximately $25 million. The Company expects to achieve efficiency gains in its manufacturing facilities and in selling, general and administrative expenses. Capital expenditures are expected to be approximately $35 million during the year ending July 31, 2020. This guidance is based upon foreign currency exchange rates as of October 31, 2019.

A webcast regarding Brady’s fiscal 2020 first quarter financial results will be available at www.bradycorp.com/investors beginning at 9:30 a.m. central time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2019, employed approximately 6,100 people in its worldwide businesses. Brady’s fiscal 2019 sales were approximately $1.16 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com.

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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: our ability to compete effectively or to successfully execute our strategy; Brady’s ability to develop technologically advanced products that meet customer demands; difficulties in protecting our websites, networks, and systems against security breaches; decreased demand for our products; raw material and other cost increases; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; risks associated with the loss of key employees; divestitures and contingent liabilities from divestitures; Brady’s ability to properly identify, integrate, and grow acquired companies; litigation, including product liability claims; foreign currency fluctuations; the impact of the Tax Reform Act and any other changes in tax legislation and tax rates; potential write-offs of Brady’s substantial intangible assets; differing interests of voting and non-voting shareholders; numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2019.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; Dollars in thousands, except per share data)

	Three months ended October 31,
	2019	2018
Net sales	$286,947	$293,196
Cost of goods sold	145,542	146,657
Gross margin	141,405	146,539
Operating expenses:
Research and development	10,967	11,326
Selling, general and administrative	89,547	94,591
Total operating expenses	100,514	105,917

Operating income	40,891	40,622

Other income (expense):
Investment and other income (expense)	1,380	(17)
Interest expense	(701)	(712)

Income before income taxes	41,570	39,893

Income tax expense	4,072	9,256

Net income	$37,498	$30,637

Net income per Class A Nonvoting Common Share:
Basic	$0.71	$0.59
Diluted	$0.70	$0.58
Dividends	$0.22	$0.21

Net income per Class B Voting Common Share:
Basic	$0.69	$0.57
Diluted	$0.68	$0.56
Dividends	$0.20	$0.20

Weighted average common shares outstanding:
Basic	53,143	52,201
Diluted	53,736	52,958

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	October 31, 2019	July 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$295,093	$279,072
Accounts receivable—net	162,561	158,114
Inventories	119,612	120,037
Prepaid expenses and other current assets	16,642	16,056
Total current assets	593,908	573,279
Property, plant and equipment—net	112,565	110,048
Goodwill	411,328	410,987
Other intangible assets	34,860	36,123
Deferred income taxes	7,447	7,298
Operating lease assets	52,233	—
Other assets	18,881	19,573
Total	$1,231,222	$1,157,308
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$59,385	$64,810
Accrued compensation and benefits	63,794	62,509
Taxes, other than income taxes	8,885	8,107
Accrued income taxes	6,790	6,557
Current operating lease liabilities	14,857	—
Other current liabilities	52,092	49,796
Current maturities on long-term debt	50,144	50,166
Total current liabilities	255,947	241,945
Long-term operating lease liabilities	40,124	—
Other liabilities	58,616	64,589
Total liabilities	354,687	306,534
Stockholders’ equity:
Common stock:
Class A nonvoting common stock—Issued 51,261,487 shares, and outstanding 49,764,799 and 49,458,841 shares, respectively	513	513
Class B voting common stock—Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	327,241	329,969
Retained earnings	663,808	637,843
Treasury stock—1,496,688 and 1,802,646 shares, respectively of Class A nonvoting common stock, at cost	(43,779)	(46,332)
Accumulated other comprehensive loss	(71,283)	(71,254)
Total stockholders’ equity	876,535	850,774
Total	$1,231,222	$1,157,308

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Three months ended October 31,
	2019	2018
Operating activities:
Net income	$37,498	$30,637
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,634	5,960
Non-cash portion of stock-based compensation expense	3,618	4,965
Deferred income taxes	1,009	2,164
Other	1,533	218
Changes in operating assets and liabilities:
Accounts receivable	(4,362)	(6,709)
Inventories	249	(3,125)
Prepaid expenses and other assets	(1,404)	(2,197)
Accounts payable and accrued liabilities	(5,193)	(14,288)
Income taxes	266	1,193
Net cash provided by operating activities	38,848	18,818

Investing activities:
Purchases of property, plant and equipment	(7,724)	(6,009)
Other	527	337
Net cash used in investing activities	(7,197)	(5,672)

Financing activities:
Payment of dividends	(11,533)	(11,096)
Proceeds from exercise of stock options	3,411	13,001
Payments for employee taxes withheld from stock-based awards	(7,269)	(2,937)
Proceeds from borrowing on credit facilities	—	5,737
Repayment of borrowings on credit facilities	—	(2,269)
Other	65	(1,772)
Net cash (used in) provided by financing activities	(15,326)	664

Effect of exchange rate changes on cash	(304)	(3,061)

Net increase in cash and cash equivalents	16,021	10,749
Cash and cash equivalents, beginning of period	279,072	181,427

Cash and cash equivalents, end of period	$295,093	$192,176

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended October 31,
	2019	2018
NET SALES
ID Solutions	$214,987	$218,100
Workplace Safety	71,960	75,096
Total	$286,947	$293,196

SALES INFORMATION
ID Solutions
Organic	(0.2)%	5.7%
Currency	(1.2)%	(1.7)%
Total	(1.4)%	4.0%
Workplace Safety
Organic	(0.8)%	2.2%
Currency	(3.4)%	(2.6)%
Divestitures	—%	(6.2)%
Total	(4.2)%	(6.6)%
Total Company
Organic	(0.4)%	4.7%
Currency	(1.7)%	(2.0)%
Divestitures	—%	(1.7)%
Total	(2.1)%	1.0%

SEGMENT PROFIT
ID Solutions	$42,443	$41,562
Workplace Safety	5,157	5,541
Total	$47,600	$47,103

SEGMENT PROFIT AS A PERCENT OF NET SALES
ID Solutions	19.7%	19.1%
Workplace Safety	7.2%	7.4%
Total	16.6%	16.1%

	Three months ended October 31,
	2019	2018
Total segment profit	$47,600	$47,103
Unallocated amounts:
Administrative costs	(6,709)	(6,481)
Investment and other income (expense)	1,380	(17)
Interest expense	(701)	(712)
Income before income taxes	$41,570	$39,893